UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 11, 2006
ALLIANCE SEMICONDUCTOR CORPORATION
(Exact name of registrant as specified in its charter)
000-22594
(Commission File Number)

Delaware	77-0057842
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)
2900 Lakeside Drive
Santa Clara, California 95054-2831
(Address of principal executive offices, with zip code)
(408) 855-4900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard
On August 11, 2006, Alliance Semiconductor Corporation (the “Company”) received a Nasdaq Stock Market, Inc. (“Nasdaq”) additional Staff determination letter (the “Determination Letter”) indicating that the Nasdaq Staff believes the Company is no longer engaged in active business operations and is therefore a “public shell,” and that as a result the Company’s securities are subject to delisting from The Nasdaq Stock Market pursuant to Marketplace Rule 4300. Marketplace Rule 4300 provides Nasdaq with discretionary authority to apply more stringent criteria for continued listing and terminate the inclusion of particular securities based on any event that occurs that makes inclusion of the securities in Nasdaq inadvisable or unwarranted, even though the securities meet all enumerated criteria for continued inclusion in Nasdaq, or because Nasdaq deems it necessary to protect investors and the public interest.
The Company intends to appeal the Staff’s determination to delist the Company’s securities to a Nasdaq Listing Qualifications Panel (the “Panel”) at a hearing calendared for August 17, 2006. The Company’s common stock will continue to trade on the Nasdaq Stock Market pending the Panel’s decision. There can be no assurance that the Panel will grant the Company’s request for continued listing.
Also, on August 11, 2006, the Company received confirmation from Nasdaq that the Company had regained compliance with Marketplace Rule 4310(c)(14), after filing its Annual Report on Form 10-K for the fiscal year ended March 31, 2006 with the Securities and Exchange Commission on August 9, 2006. In the Form 10-K, the Company disclosed that, subsequent to the fiscal year ended March 31, 2006, the Company had sold substantially all of the assets and certain of the liabilities of the Company’s Systems Solutions business unit, Analog and Mixed Signal business unit and Memory business unit.
Item 8.01. Other Events.
On August 15, 2006, the Company announced that it will hold a conference call on August 18, 2006 at 8:30 a.m. Eastern Time to discuss significant recent events affecting the Company and the direction of the Company.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 15, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE SEMICONDUCTOR CORPORATION
Date: August 15, 2006	By:	/s/ melvin L. Keating
Melvin L. Keating
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 15, 2006.